Exhibit 99.3

TFF Pharmaceuticals Reports

Second Quarter 2023 Financial Results

And Provides Corporate Update

●	Announced pricing of approximately $5 million equity financing (approximately $5.7 million if underwriter’s overallotment option is exercised in full); expected to extend cash runway through initial clinical data readouts and first quarter 2024

●	>80% of TFF VORI clinical sites activated, pre-screening activities increased approximately 5-fold in the past 4 months; enrollment in Voriconazole Inhalation Powder (TFF VORI) and Tacrolimus Inhalation Powder (TFF TAC) Phase 2 trials ongoing

●	Launched Expanded Access Program (EAP) for TFF VORI for the treatment of pulmonary aspergillosis and other voriconazole responsive fungal pulmonary infections; appointed Uniphar Durbin Ireland Limited (Durbin) to implement the EAP in the United States, Australia, United Kingdom, Canada, and select countries in Europe

●	Awarded an approximately $3 million Small Business Innovation Research (SBIR) grant from the National Institute of Allergy and Infectious Diseases (NIAID) for continued development of a shelf-stable, universal influenza mucosal vaccine using Thin Film Freezing technology

●	Entered into a Cooperative Research and Development Agreement (CRADA) with the National Institute of Environmental Health Sciences (NIEHS)

●	Extended contract with Leidos providing additional funding for TFF’s development of next-generation countermeasures under the DARPA Personalized Protective Biosystems (PPB) program

●	Conference call and webcast scheduled today, Tuesday, Aug. 15, 2023, at 11:00 am ET

FORT WORTH, TX – Aug 15, 2023 – TFF Pharmaceuticals, Inc. (NASDAQ: TFFP) (“the Company”), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative drug products based on its patented Thin Film Freezing (TFF) technology platform, today reported financial results for the second quarter of 2023 and provided a corporate update.

“We continue to make solid progress in our Phase 2 trials of TFF VORI and TFF TAC and expect to announce initial data by the end of 2023,” said Dr. Harlan Weisman, Chief Executive Officer of TFF Pharmaceuticals. “Over the last several months, we have executed on multiple initiatives to continue to grow patient enrollment in these two rare disease programs, which include increasing the number of TFF VORI active clinical sites and implementing a protocol amendment that expands patient eligibility and changes the randomization ratio so more patients can receive TFF VORI. We’ve also launched our EAP for TFF VORI and partnered with Durbin to implement the program across several countries.

“During the quarter, we announced three separate collaborations, which included an approximately $3 million SBIR grant from the NIAID for the continued development of a shelf-stable, universal influenza mucosal vaccine using our TFF technology. We also continue to be mindful of our capital resources. Yesterday, we strengthened our balance sheet after pricing an approximate $5 million equity financing, with significant participation by our existing institutional investors, with no warrants issued to investors in this transaction. Including our existing cash reserves, we believe proceeds from this financing will ensure that we have sufficient resources to communicate initial clinical data by the end of 2023 and extend the Company’s cash runway through the first quarter of 2024.”

Conference Call and Webcast Information

The Company will host a conference call today, Tuesday, August 15, 2023, at 11:00 AM Eastern Time, to discuss second quarter 2023 financial results and the corporate update. To participate in the conference call, please utilize the following information:

Domestic Dial-In Number: Toll-Free: 1-888-886-7786

International Dial-In Number: 1-416-764-8658

Conference ID: 06447489

Call me™: LINK (will be made active 15 minutes prior to the scheduled start time)

The call will also be broadcast live over the Web and can be accessed on TFF Pharmaceuticals’ Website, https://tffpharma.com or directly at

https://viavid.webcasts.com/starthere.jsp?ei=1624668&tp_key=258da73e48

The conference call will also be available for replay for one month on the Company’s website in the Events Calendar of the Investors section.

Recent Clinical and Corporate Highlights:

●	In August 2023, the Company announced pricing of approximately $5 million equity financing, before underwriter’s overallotment option which if exercised in full will increase the financing to approximately $5.7 million. The financing is intended to provide additional capital that will further extend the Company’s cash runway through initial clinical data readouts by the end of 2023 and extend the Company’s cash runway through the first quarter 2024. No investor warrant coverage was attached to this financing.

●	In July 2023, the Company and Durbin jointly announced the opening of an EAP for TFF VORI enabling patients access to TFF VORI in the United States, Australia, United Kingdom, Canada and select countries in Europe. The EAP is meant to provide access to TFF VORI in patients who are not eligible for the ongoing clinical trial and who have limited or no other treatment options or who have had unfavorable response to adequate standard of care therapy including to oral or intravenous voriconazole.

●	In June 2023, the Company announced that the NIAID, part of the National Institutes of Health, awarded TFF Pharmaceuticals an approximately $3 million Direct to Phase II SBIR grant to continue development of a shelf-stable, universal influenza mucosal vaccine using the Company’s TFF technology. The purpose of the SBIR is to develop a vaccine that is more than 75% effective against symptomatic influenza virus infection and protects against groups I and II influenza A viruses and has the added benefit of easy delivery and storage at room temperature to facilitate broad, cost-effective distribution.

●	In May 2023, the Company entered into a CRADA with the NIEHS to develop dry powder formulations of high molecular weight hyaluronan (HMW-HA) to prevent and treat respiratory diseases. NIEHS and TFF Pharmaceuticals will evaluate the pharmacokinetics and therapeutic efficacy of the TFF-HMW-HA formulations using in vitro and in vivo models of select respiratory diseases, with a primary focus on chronic obstructive pulmonary disorder (COPD) and viral respiratory diseases caused by SARS-CoV-2, influenza virus, and/or respiratory syncytial virus (RSV).

●	In May 2023, the Company announced an extension of its contract with Leidos that will provide additional funding to advance next generation personalized protective biosystems under the PPB Program managed by DARPA. The goal of the program is to develop lightweight materials using TFF technology that protect the military and healthcare personnel from exposure to chemical and biological threats.

Financial Results

For the quarter ended June 30, 2023, compared to quarter ended June 30, 2022

●	Cash Position: as of June 30, 2023, TFF Pharmaceuticals reported cash and cash equivalents of $7.7 million.

●	Research and Development (R&D) expenses: R&D expenses for the second quarter of 2023 were $2.7 million, compared to $5.1 million for the comparable period in 2022. The $2.4 million decrease year-over-year is primarily a result of reduced clinical and manufacturing expenses.

●	General & Administrative (G&A) expenses: G&A expenses for the second quarter of 2023 were $2.7 million, compared to $3.7 million for the comparable period in 2022. The $1.0 million decrease year-over-year is primarily related to decreased professional fees and patent, insurance, consulting, market research, payroll and related expenses.

●	Net Loss: TFF Pharmaceuticals reported a net loss for the second quarter of 2023 of $5.0 million, compared to a net loss of $8.7 million for the comparable period in 2022.

ABOUT TFF PHARMACEUTICALS’ THIN FILM FREEZING (TFF) TECHNOLOGY

TFF Pharmaceuticals’ proprietary Thin Film Freezing (TFF) technology allows for the transformation of both existing compounds and new chemical entities into dry powder formulations exhibiting unique characteristics and benefits. The TFF process is a particle engineering process designed to generate dry powder particles with advantageous properties for inhalation, as well as parenteral, nasal, oral, topical and ocular routes of administration. The process can be used to engineer powders for direct delivery to the site of need, circumventing challenges of systemic administration and leading to improved bioavailability, faster onset of action, and improved safety and efficacy. The ability to deliver therapies directly to the target organ, such as the lung, allows TFF powders to be administered at lower doses compared to oral drugs, reducing unwanted toxicities and side effects. Laboratory data suggests the aerodynamic properties of the powders created by TFF can deliver as much as 75% of the dose to the deep lung. TFF does not introduce heat, shear stress, or other forces that can damage more complex therapeutic components, such as fragile biologics, and instead enables the reformulation of these materials into easily stored and temperature-stable dry powders, making therapeutics and vaccines more accessible for distribution worldwide. The advantages of TFF can be used to enhance traditional delivery or combined to enable next-generation pharmaceutical products.

ABOUT TFF PHARMACEUTICALS

TFF Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaging patented rapid freezing technology to develop and transform medicines into potent dry powder formulations for better efficacy, safety, and stability. The company’s versatile TFF technology platform has broad applicability to convert most any drug, including vaccines, small and large molecules, and biologics, into an elegant dry powder highly advantageous for inhalation, or for topical delivery to the eyes, nose and topically to the skin. TFF Pharmaceuticals has two lead drug candidates in the clinic: TFF VORI (Voriconazole Inhalation Powder) and TFF TAC (Tacrolimus Inhalation Powder). The Company continues collaborations with a broad array of pharmaceutical companies, academic institutions, and government partners to revolutionize healthcare around the globe. The TFF Platform is protected by 120+ patents issued or pending in the U.S. and internationally. To learn more about TFF Pharmaceuticals and its product candidates, visit the Company’s website at https://tffpharma.com.

SAFE HARBOR

This press release contains forward-looking statements regarding TFF Pharmaceuticals, Inc., including, plans for releasing initial clinical data by the end of 2023, the adequacy of the Company’s cash runway to meet its near-term funding needs, and the benefits of the Company’s TFF platform. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (i) the risk that the Company may not be able to release initial clinical data for TFF VORI and TFF TAC by the end of 2023 or, if it is able to do so, that such clinical data will be positive, (ii) the risk that the Company’s working capital after giving effect to the recently announced public offering will not be sufficient to fund the Company’s working capital requirements through Q1 2024, (iii) the risk that the Company’s preclinical and IND enabling studies of the dry powder formulation of the universal influenza vaccine may not be successful, (iv) the risk that the Company may not be able to successfully conclude clinical testing of its TFF VORI or TFF TAC or obtain pre-market approval of any of its dry powder product candidates, (v) success in early phases of pre-clinical and clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results, (vi) no drug product incorporating the TFF platform has received FDA pre-market approval or otherwise been incorporated into a commercial drug product, (vii) the Company has no current agreements or understandings with any large pharmaceutical companies for the development of a drug product incorporating the TFF Platform, (viii) the risk that the Company will not be able to conclude a long-term commercial agreement with any third-party, and (ix) those other risks disclosed in the section “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2023. TFF Pharmaceuticals cautions readers not to place undue reliance on any forward-looking statements. TFF Pharmaceuticals does not undertake, and specifically disclaims, any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Investor Relations Contact:

Corey Davis, Ph.D.

LifeSci Advisors

(212) 915-2577

cdavis@lifesciadvisors.com

TFF PHARMACEUTICALS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Grant revenue	$333,351	$28,004	$384,780	$95,439
Operating expenses:
Research and development	2,681,898	5,102,090	6,700,557	10,339,514
General and administrative	2,670,363	3,678,119	5,789,579	6,891,317
Total operating expenses	5,352,261	8,780,209	12,490,136	17,230,831

Loss from operations	(5,018,910)	(8,752,205)	(12,105,356)	(17,135,392)

Other income (expense):
Interest income	36,120	5,880	71,199	13,065
Change in fair value of note receivable	(37,416)	-	(37,416)	-
Total other income (expense), net	(1,296)	5,880	33,783	13,065

Net loss	$(5,020,206)	$(8,746,325)	$(12,071,573)	$(17,122,327)

Net loss per share, basic and diluted	$(0.14)	$(0.34)	$(0.33)	$(0.67)
Weighted average common shares outstanding, basic and diluted	36,193,085	25,373,706	36,193,085	25,372,749

TFF PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$7,662,968	$16,612,315
Research and development tax incentive receivable	284,169	186,507
Prepaid assets and other current assets	1,468,431	2,226,344
Total current assets	9,415,568	19,025,166
Operating lease right-of-use asset, net	158,541	196,044
Property and equipment, net	2,157,512	3,078,342
Note receivable - Augmenta	1,830,000	1,812,975
Other assets	7,688	7,688
Total assets	$13,569,309	$24,120,215

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,007,001	$919,607
Accrued compensation	-	4,430
Deferred research grant revenue	126,000	126,000
Current portion of operating lease liability	81,938	80,625
Total current liabilities	1,214,939	1,130,662
Operating lease liability, net of current portion	72,328	110,094
Total liabilities	1,287,267	1,240,756

Commitments and contingencies

Stockholders’ equity:
Common stock	36,193	36,193
Additional paid-in capital	121,571,374	120,070,983
Accumulated other comprehensive loss	(165,530)	(139,295)
Accumulated deficit	(109,159,995)	(97,088,422)
Total stockholders’ equity	12,282,042	22,879,459
Total liabilities and stockholders’ equity	$13,569,309	$24,120,215